Exhibit 10.1

FTI CONSULTING, INC. 2017 OMNIBUS INCENTIVE COMPENSATION PLAN

(INCORPORATING AMENDMENT NO. 2)

FTI CONSULTING, INC.

2017 OMNIBUS INCENTIVE COMPENSATION PLAN

(Adopted Effective as of June 7, 2017, as Amended Effective as of June 4, 2025)

ARTICLE I

ESTABLISHMENT AND OBJECTIVES OF PLAN

This FTI Consulting, Inc. 2017 Omnibus Incentive Compensation Plan, as hereby adopted by the Board of Directors on March 28, 2017, and approved by stockholders on June 7, 2017, as further amended from time to time, is hereafter referred to as the “Plan.” FTI Consulting, Inc., a Maryland corporation (the “Company”) has established this Plan for the benefit of non-employee directors, employees, officers and other individual service providers of the Company and its Affiliates. The Plan is intended to advance the interests of the Company by providing the Company an advantage in attracting and retaining such persons and by providing such persons with additional incentives to serve the Company by increasing their proprietary interest in the success of the Company.

ARTICLE II

DEFINITIONS

For purposes of the Plan, the following terms shall have the following meanings:

2.1 “Account” means, with respect to each Participant that is a Key Employee, a separate bookkeeping reserve account, which may include separate sub-accounts for restricted stock units, stock units or cash amounts credited under the Plan to such Key Employee.

2.2 “Affiliate” means any entity, whether now or hereafter existing, which controls, is controlled by, or is under common control with, the Company (including, but not limited to, joint ventures, limited liability companies, and partnerships), as determined by the Committee.

2.3 “Award” means any stock option, stock appreciation right, stock award, phantom stock award, performance award, Restricted Stock Unit, Stock Unit or other stock-based award relating to the Common Stock or other securities of the Company granted pursuant to the provisions of the Plan, or any cash-based awards granted pursuant to the provisions of the Plan.

2.4 “Board” means the Board of Directors of the Company.

2.5 “Bonus” means the incentive compensation bonus payment, if any, awarded to a Key Employee pursuant to a Performance-Based Incentive Compensation Plan that a Key Employee may receive with respect to a Plan Year.

2.6 “Bonus Payment Date” means the date on which the Bonus becomes payable with respect to a Plan Year, without regard to any Deferral Election respecting such Bonus.

2.7 “Change in Control” means: (1) the acquisition (other than from the Company) in one or more transactions by any Person, as defined below, of the “beneficial ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of (A) the then outstanding shares or the securities of the Company, or (B) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the “Company Voting Stock”); (2) the closing of a sale or other conveyance of all or substantially all of the assets of the Company; or (3) the effective time of any merger, share exchange, consolidation, or other business combination involving the Company if immediately after such transaction persons who hold a majority of the outstanding voting securities entitled to vote generally in the election of directors of the surviving entity (or the entity owning 100% of such surviving entity) are not persons who, immediately prior to such transaction, held a majority of the Company Voting Stock. For purposes hereof, a “Person” means any individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, other than employee benefit plans sponsored or maintained by the Company or by entities controlled by the Company. Notwithstanding the foregoing, for purposes of any Award hereunder that constitutes “nonqualified deferred compensation” (within the meaning of Section 409A) and that is settled, payable or otherwise distributable upon a Change in Control, a Change in Control shall not be deemed to occur hereunder unless such event is also a “change in ownership,” a “change in effective control” or a “change in the ownership of a substantial portion of the assets” of the Company (within the meaning of Section 409A).

2.8 “Code” means the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder. A reference to any provision of the Code shall include reference to any successor provision of the Code.

2.9 “Code Section 162(m)” means Section 162(m) of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder.

2.10 “Code Section 409A” means Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder.

2.11 “Committee” means the Compensation Committee of the Board (or any successor Board committee as may be designated by the Board from time to time), comprised (to the extent determined to be necessary or advisable by the Board) of directors who are “independent directors” for purposes of the applicable exchange requirements, who are “outside directors” within the meaning of Code Section 162(m), and who are “non-employee directors” within the meaning of Rule 16b-3 promulgated by the Securities and Exchange Commission under the Exchange Act.

2.12 “Common Stock” means shares of common stock, par value of $0.01 per share, of the Company.

2.13 “Deferrable Bonus” means 33.33% of a Key Employee’s Bonus (or such other amount or percentage of the Bonus that the Committee determines from time to time is eligible to be deferred under the Plan), provided that any Bonus (or portion thereof) that is paid to a Key Employee after termination of employment shall not constitute a Deferrable Bonus under the Plan.

2.14 “Deferral Election” means a written election made in accordance with the provisions of Article IV to defer receipt of a Key Employee’s Deferrable Bonus (or a portion thereof) pursuant to the Plan.

2.15 “Disability” or “Disabled” shall have the meaning ascribed thereto under Code Section 409A(a) (2)(C), provided that for purposes of the grant of any incentive stock option under the Plan, the term “Disability” shall have the meaning attributed to such term under Code Section 22(e)(3).

2.16 “Elected Payment Date” shall have the meaning ascribed to such term under Section 4.4 of the Plan.

2.17 “Eligible Service Provider” means a person who is an employee (including any Key Employee), officer, non-employee director or such other individual service provider of the Company or an Affiliate, as may be determined by the Committee from time to time to be eligible to participate in the Plan. Once an Eligible Service Provider, a person shall continue to be an Eligible Service Provider until determined by the Committee to be ineligible to participate in the Plan (or such person’s service with the Employer ceases).

2.18 “Employer” means the Company and each of its Affiliates.

2.19 “Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto.

2.20 “Fair Market Value” means, with respect to a share of the Common Stock on the relevant date, the closing price, regular way, reported on the New York Stock Exchange or if no sales of the Common Stock are reported on the New York Stock Exchange for that date, the closing price for the last previous day for which sales were reported on the New York Stock Exchange. If the Common Stock is no longer listed on the New York Stock Exchange, the Committee may designate such other exchange, market or source of data as it deems appropriate for determining such value for the purposes of the Plan taking into account the requirements of Code Section 409A. For all purposes under the Plan, the term “relevant date” as used herein means either the date as of which Fair Market Value is to be determined or the next preceding date on which public trading of the Common Stock occurs, as determined in the Committee’s discretion. Notwithstanding the foregoing, for purposes of the grant of stock options and stock appreciation rights under the Plan, “Fair Market Value” may be determined by the Committee under any method available under Code Section 409A.

2.21 “Grant Agreement” means a written or electronic document memorializing the terms and conditions of an Award granted pursuant to the provisions of the Plan.

2.22 “Grant Date” means the date authorized by the Committee for the grant of an Award under the Plan.

2.23 “Key Employee” means a person who is an employee of the Company or of an Affiliate and who holds the position of Senior Managing Director or higher, or such other highly compensated position, as may be determined by the Committee from time to time. Once a Key Employee, a person shall continue to be a Key Employee until otherwise determined by the Committee (or such person’s employment with the Employer ceases). Notwithstanding the foregoing, officers designated as Section 16 officers under the Exchange Act by the Board shall not be treated as Key Employees under the Plan.

2.24 “Participant” means an Eligible Service Provider to whom an Award has been granted pursuant to the Plan.

2.25 “Payment Election” means a written election made in accordance with the provisions of Article IV to select an Elected Payment Date with regard to an Award of Stock Units granted under the Plan to a Key Employee.

2.26 “Performance-Based Compensation” means performance-based compensation payable based on services performed over a specified performance period, determined in accordance with Code Section 409A and Code Section 162(m).

2.27 “Performance-Based Incentive Compensation Plan” means any plan, policy or program (or portion thereof) that provides for Performance-Based Compensation or bonuses, and which plan, policy or program (or portion thereof) is designated by the Company to be a Performance-Based Incentive Compensation Plan for purposes of the Plan. The Company may add or eliminate such designation for any plan, policy or program (or portion thereof) at any time in its discretion. No Performance-Based Compensation or bonus shall be eligible for deferral under the Plan unless the plan, policy or program (or portion thereof) that provides for such payment is designated by the Company as a Performance-Based Incentive Compensation Plan.

2.28 “Plan” means this FTI Consulting, Inc. 2017 Omnibus Incentive Compensation Plan, as amended or restated from time to time.

2.29 “Plan Year” means any 12-month period during the term of the Plan coinciding with a calendar year.

2.30 “Restricted Stock Unit” means the expression on the Company’s books of a unit which is equivalent to one share of Common Stock, which unit is subject to any restrictions that the Committee, in its discretion, may impose.

2.31 “Separation from Service” means a “separation from service” with respect to the Employer, within the meaning of Code Section 409A(a)(2)(A)(i).

2.32 “Specified Employee” shall have the meaning attributed to such term under Code Section 409A(a)(2)(B)(i) and the applicable provisions of Treasury Regulation Section 1.409A-1(i).

2.33 “Stock Unit” means the expression on the Company’s books of a unit which is equivalent to one share of Common Stock.

2.34 “Unforeseeable Emergency” shall have the meaning described thereto under Code Section 409A(a)(2)(B)(ii).

ARTICLE III

ADMINISTRATION OF THE PLAN

3.1 Administrator. Except as otherwise provided herein or as the Board may determine from time to time, the Plan shall be administered by the Committee.

3.2 Powers of the Committee. The Committee shall have all the powers vested in it by the terms of the Plan, such powers to include authority, in its sole and absolute discretion, to grant Awards under the Plan, prescribe Grant Agreements evidencing such Awards and establish programs for granting Awards. The Committee shall have full power and authority to take all other actions necessary to carry out the purpose and intent of the Plan, including, but not limited to, the authority to: (1) determine the Eligible Service Providers to whom, and the time or times at which Awards shall be granted; (2) determine the types of Awards to be granted; (3) determine the number of shares or monetary value to be covered by or used for reference purposes for each Award and determine to what extent and pursuant to what circumstances an Award may be settled in, or the exercise price of an Award may be paid in, cash, Stock, other Awards or other property, or an Award may be canceled, forfeited or surrendered; (4) impose such terms, limitations, restrictions and conditions upon any such Award as the Committee shall deem appropriate, including, but not limited to, the exercise price, grant price or purchase price, vesting or exercise period, and treatment on termination of employment or service events, to the extent not inconsistent with the terms of the Plan; (5) subject to the limitations of Section 8.10 hereof, modify, amend, extend or renew outstanding Awards, or accept the surrender of outstanding Awards and substitute new Awards (provided, however, that, except as specifically provided otherwise in the Plan, any modification that would materially adversely affect any outstanding Award shall not be made without the consent of the holder); (6) to the extent not inconsistent with the terms of the Plan, accelerate or otherwise change the time in which an Award vests, may be exercised or becomes payable, or waive or accelerate the lapse, in whole or in part, of any restriction or condition with respect to such Award, including, but not limited to, any restriction or condition with respect to the vesting or exercisability of an Award following termination of a Participant’s employment or other relationship with the Company or its Affiliates, provided that no such acceleration or waiver shall be allowed with regard to a “deferral of compensation” within the meaning of Code Section 409A, except as otherwise permitted thereunder, or with regard to compensation intended to qualify as “performance-based compensation” under Code Section 162(m), except as otherwise permitted thereunder; (7) establish objectives and conditions, if any, for earning Awards and determining whether Awards will be paid after the end of a performance period; and (8) determine conclusively whether (and, if applicable, when) a Participant has experienced a Separation from Service or Unforeseeable Emergency and shall make such determination consistent with Code Section 409A.

3.3 Guidelines; Delegation. The Committee shall have full power and authority, in its sole and absolute discretion, to administer and interpret the Plan, Grant Agreements and all other documents relevant to the Plan and Awards issued hereunder, and to adopt and interpret such rules, regulations, agreements, guidelines and instruments for the administration of the Plan and for the conduct of its business as the Committee deems necessary or advisable. Without limiting the foregoing, the Committee may delegate certain administrative or ministerial duties to a subcommittee of the Committee or to one or more officers or employees of the Company or an Affiliate as the Committee deems necessary or advisable in its sole and absolute discretion, but shall retain the ultimate responsibility for the interpretation of the Plan. The Committee may appoint accountants, actuaries, counsel, advisors and other persons that it deems necessary or desirable in connection with the administration of the Plan.

3.4 Effect of Committee Decisions. All actions taken and decisions and determinations made by the Committee on all matters relating to the Plan pursuant to the powers vested in it hereunder shall be in the Committee’s sole and absolute discretion and shall be conclusive and binding on all parties concerned, including the Company, its stockholders, all Participants in the Plan (and their beneficiaries) and any other employee, consultant, or director of the Company, and their respective successors in interest.

3.5 Limited Liability and Indemnification. To the maximum extent permitted by law, no member of the Committee shall be liable for any action taken or determination made in good faith relating to the Plan. To the maximum extent permitted by law and by the Company’s charter and by-laws, the members of the Committee shall be indemnified by the Company in respect of all of their activities under the Plan.

3.6 Non-Uniform Determinations. The Committee’s determinations under the Plan (including, without limitation, determinations of the persons to receive Awards, the form, amount and timing of such Awards, the terms and provisions of such Awards and the Grant Agreements evidencing such Awards) need not be uniform and may be made by the Committee selectively among persons who receive, or are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated.

ARTICLE IV

BONUS DEFERRAL AND PAYMENT ELECTIONS

4.1 Initial Deferral Elections. For any Plan Year, a Key Employee may elect, on or before June 30th of such Plan Year (or such other date as the Committee designates, provided that such date is in accordance with Section 409A), to irrevocably defer payment of all or a specified part of such Key Employee’s Deferrable Bonus earned during such Plan Year (and, to the extent set forth in Section 4.2, in any succeeding Plan Years until such Key Employee ceases to be a Key Employee). Any person who shall become a Key Employee during any Plan Year may elect, no later than thirty (30) days after the Key Employee becomes eligible to participate in the Plan under this Article IV, to irrevocably defer payment of all or a specified part of such Deferrable Bonus (as adjusted for any limitations imposed by Section 409A) payable with respect to services rendered during the remainder of such Plan Year (and, to the extent set forth in Section 4.2, for any succeeding Plan Years until the Key Employee ceases to be a Key Employee). Any Deferrable Bonuses deferred pursuant to the Plan shall be paid to the Key Employee at the time and in the manner specified in Article VI.

4.2 Subsequent Deferral Elections. Deferral Elections may not be revoked or modified with respect to a Bonus to be earned during any Plan Year after June 30th of such Plan Year (or such other date as the Committee may have designated pursuant to the first parenthetical in Section 4.1). Deferral Elections will remain in effect from Plan Year to Plan Year unless modified by the Key Employee for a subsequent Plan Year as indicated in the following sentence (or until such person ceases to be a Key Employee). Modifications to a Key Employee’s current Deferral Election for any subsequent Plan Year may be made by filing a new Deferral Election form by June 30th of such Plan Year (or such other date as the Committee may have designated pursuant to the first parenthetical in Section 4.1).

4.3 Performance-Based Compensation. Notwithstanding any provision of the Plan to the contrary, to the extent that any Bonus does not constitute Performance-Based Compensation, the Deferral Election and Payment Election timing for such Bonuses shall be as provided in Sections 4.1, 4.2, 4.4 and 4.5 except substituting “December 31st of the Plan Year preceding such Plan Year” for “June 30th of such Plan Year.”

4.4 Payment Elections. For any Plan Year in which a Key Employee elects pursuant to the preceding sub-sections to irrevocably defer payment of all or a specified part of the Key Employee’s Deferrable Bonus earned during such Plan Year, a Key Employee, on or before June 30th of such Plan Year (or such other date as the Committee designates, provided that such date is in accordance with Section 409A), may select a payment date for the resulting award of Stock Units granted (the “Elected Payment Date”). For any person who shall become a Key Employee during any Plan Year who irrevocably defers payment of all or a specified part of such Deferrable Bonus earned during such Plan Year as provided above, such Key Employee may select the Elected Payment Date no later than thirty (30) days after the Key Employee becomes eligible to participate in the Plan. A Key Employee may select an Elected Payment Date that is on or after January 1st of the second calendar year after the applicable Grant Date of the resulting award of Stock Units. To the extent that a Key Employee does not make a valid Payment Election with respect to an award of Stock Units, there shall be no Elected Payment Date for such Award (and no subsequent Payment Election under Section 4.6 shall be permitted with respect to such Award).

4.5 Subsequent Payment Elections. Except as specifically provided in Section 4.6, Payment Elections may not be revoked or modified with respect to a Bonus to be earned during any Plan Year after June 30th of such Plan Year (or such other date as the Committee may have designated pursuant to the first parenthetical in Section 4.4). A Payment Election will only be valid for the Plan Year to which it applies, and Key Employees will need to make a separate Payment Election for each Plan Year in accordance with Section 4.4.

4.6 Change in Payment Elections. A Payment Election with regard to an award of Stock Units may be changed only if the following is satisfied: (i) the subsequent Payment Election shall not take effect until at least 12 months after the date on which the subsequent Payment Election is made; (ii) the Elected Payment Date under the subsequent Payment Election must be at least five years after the Elected Payment Date of the current Payment Election; and (iii) the subsequent Payment Election is made at least 12 months prior to the Elected Payment Date of the current Payment Election.

4.7 Deferral Election and Payment Election Forms. An Eligible Employee’s Deferral Elections and Payment Elections shall be made in a form and manner prescribed by the Committee.

ARTICLE V

DEFERRED COMPENSATION ACCOUNTS

5.1 Accounts. The Company shall maintain a separate Account for the Deferrable Bonuses deferred by each Key Employee.

5.2 Grant of Stock Units. For each Plan Year with respect to which a Key Employee has a valid Deferral Election in force, provided that sufficient shares are then available for award under the Plan and subject to the determinations and adjustments provided in Section 5.3, the Key Employee’s Account shall be credited, on the Grant Date with respect to the applicable Bonus Payment Date, with a number of Stock Units equal to the quotient, rounded down to the nearest whole share, obtained by dividing (a) the amount of the Deferrable Bonus for such Plan Year that the Key Eligible Employee has elected to defer, by (b) the Fair Market Value of one share of Common Stock on the applicable Grant Date. Notwithstanding the foregoing, no Stock Units will be credited to the Key Employee’s Account unless the Key Employee is employed with the Employer on the Grant Date. The crediting of Stock Units to the Key Employee’s Account shall not entitle the Key Employee to voting or other rights as a stockholder until shares of Common Stock are issued upon distribution of the Key Employee’s Account, but shall entitle the Key Employee to receive dividend equivalents under Section 5.4.

5.3 Cash Credit in lieu of Stock Units. In the event that the Committee determines, in its sole discretion, that there are insufficient shares of Common Stock available for award under the Plan as of a Bonus Payment Date or applicable Grant Date to make awards of Stock Units in accordance with Section 5.2 of the Plan to all Key Employees who have valid Deferral Elections in force, the Committee may credit cash amounts, in lieu of Stock Units, to the Account of one or more of such Key Employees (as determined by the Committee) for some or all (as determined by the Committee) of the amount of the Deferrable Bonus that such Key Employee elected to defer. For such Key Employees, the amount of the Deferrable Bonus (if any) taken into consideration under Section 5.2 in determining Stock Units shall be adjusted accordingly for such crediting of cash amounts. Such credited cash amounts shall accrue interest at a rate to be determined by the Committee in its discretion from time to time.

5.4 Dividend Equivalents. As of the date that the Company pays any cash dividend on shares of Common Stock, each Key Employee’s Account shall be credited with that number of Stock Units equal to the quotient, rounded down to the nearest whole share, determined by dividing (a) the aggregate value of the dividend that would have been payable on the Stock Units credited to the Key Employee’s Account immediately prior to such payment date had the shares of Common Stock represented by such Stock Units been outstanding as of such payment date, by (b) the Fair Market Value of a share of Common Stock on the payment date of the dividend, provided, however, that if the Committee determines, in its sole discretion, that there are then insufficient shares of Common Stock available for award under the Plan as of the dividend payment date to credit dividend equivalent Stock Units to all Key Employees’ Accounts in accordance with this Section 5.4, then the Committee, in its sole discretion, may credit one or more Key Employees’ Accounts with dividend equivalents in the form of cash credits in lieu of Stock Units.

5.5 Vesting. All Stock Units and cash amounts credited to Key Employees’ Accounts under the Plan pursuant to Article IV and this Article V shall at all times be fully vested and not subject to any risk of forfeiture.

ARTICLE VI

DISTRIBUTION OF DEFERRED COMPENSATION ACCOUNTS

6.1 Distributions. Subject to Section 6.2, amounts credited to a Key Employee’s Account shall be distributed in accordance with the requirements of Section 409A (including without limitation Code Section 409A(a)(2)) as soon as practicable following the earliest of:

(a)	the applicable valid Elected Payment Date (if any) for such amounts;

(b)	the date of the Key Employee’s Separation from Service;

(c)	the date that the Key Employee becomes Disabled;

(d)	the date of the Key Employee’s death;

(e)	the date of a Change in Control; and

(f)	the occurrence of an Unforeseeable Emergency with respect to the Key Employee.

The amount distributed under Section 6.1(a) shall be the amount in the Account covered by the applicable Elected Payment Date. The amount distributed under Sections 6.1(b) through 6.1(e) shall be the whole amount in the Account. The amount distributed under Section 6.1(f) shall not exceed the amounts necessary to satisfy such Unforeseeable Emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution (the “Unforeseeable Emergency Amount”), after taking into account the extent to which such Unforeseeable Emergency is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Key Employee’s assets (to the extent that the liquidation of such assets would not itself cause severe financial hardship). The Committee shall have full and final authority to determine the Unforeseeable Emergency Amount, and shall make such determination consistent with Section 409A. After such distribution of the Unforeseeable Emergency Amount, amounts remaining in the Key Employee’s account shall continue to be subject to the terms of the Plan.

6.2 Specified Employee. Section 409A requires that in the case of any Specified Employee, the requirements of Section 409A are only met if distributions upon a Separation from Service are not made before the date which is six months after the date of the Specified Employee’s Separation from Service (or, if earlier, the date of the Specified Employee’s death). Thus, if, at the time any distributions would otherwise be made to a Key Employee pursuant to Section 6.1(b), the Key Employee is a Specified Employee, then such distributions shall not be made until the date which is six months and one day after the Key Eligible Employee’s Separation from Service (or, if earlier, the date of the Key Employee’s death).

6.3 Form of Distribution. Distribution of Key Employees’ Accounts shall be made in the form of a single sum distribution. All distributions of Stock Units from the Plan shall be made in the form of whole shares of Common Stock with fractional shares paid in cash. All distributions of cash amounts credited under the Plan shall be paid in cash. All distributions upon an Unforeseeable Emergency shall first be paid through the distribution of Stock Units credited to the applicable Key Employee’s Account, and second through the distribution of any cash amounts credited under the Plan to such Key Employee’s Account.

6.4 No Acceleration. The time of any Account distribution shall not be accelerated, except as otherwise permitted under Section 409A (including, without limitation, Section 409A(a)(3) of the Code) and under the Plan.

6.5 Beneficiary Designation. Each Key Employee shall have the right to designate a beneficiary who is to succeed to his or her right to receive payments hereunder in the event of death. If no beneficiary has been designated by the Key Employee, then in the event of the Key Employee’s death, the balance of the amounts credited to the Key Employee’s Account shall be paid, in accordance with Section 6.1, to the Key Employee’s or former Key Employee’s estate. No designation of beneficiary or change in beneficiary shall be valid unless it is in writing signed by the Key Employee and filed with the Company’s Secretary.

ARTICLE VII

DEFERRED COMPENSATION AWARDS TO NON-EMPLOYEE DIRECTORS

Awards under Article IV through Article VI of the Plan may be issued to non-employee directors who elect under the FTI Consulting, Inc. Non-Employee Director Compensation Plan to (i) defer their annual retainer fees as Stock Units, or (ii) receive their cyclical equity grant in the form of Restricted Stock Units. Such Awards shall be subject to the terms of the Plan, provided, however, that the determination of the number of applicable Stock Units and Restricted Stock Units, and the applicable vesting, dividend equivalent, settlement and distribution provisions shall be in accordance with the terms provided under the FTI Consulting, Inc. Non-Employee Director Compensation Plan.

ARTICLE VIII

GENERAL EQUITY AWARDS

8.1 General. The Committee, in its sole discretion, shall establish the terms of all Awards granted under the Plan. Awards may be granted individually or in tandem with other types of Awards. All Awards are subject to the terms and conditions provided in the Grant Agreement. Subject to any applicable requirements of Code Section 409A, the Committee may permit or require a recipient of an Award to defer such Participant’s receipt of the payment of cash or the delivery of Common Stock that would otherwise be due to such Participant by virtue of the exercise of, payment of, or lapse or waiver of restrictions respecting, any Award. If any such payment deferral is required or permitted, the Committee shall, in its sole discretion, establish rules and procedures for such payment deferrals consistent with the requirements of Code Section 409A. The maximum term for any stock option or stock appreciation right (“SAR”) shall not exceed ten years from the Grant Date of such Award (or, in the case of incentive stock options granted to a ten percent (10%) stockholder of the Company, shall not exceed five years from the Grant Date). Notwithstanding anything herein to the contrary, if the term of any outstanding nonstatutory stock option or SAR is scheduled to expire during any period in which the grantee of such stock option or SAR is prohibited from exercising such stock option due to such an exercise resulting in a violation of any applicable federal, state or local law, the period during which such stock option or SAR may be exercised may, in the sole discretion of the Committee, be extended to a date that is no later than the 30th day following the date on which the exercise of such stock option or SAR would no longer violate any such applicable federal, state or local law, subject to the limitations of Code Section 409A.

8.2 Participation. All Eligible Service Providers as may be selected by the Committee from time to time may receive grants of Awards under this Article VIII, subject to any restrictions imposed by applicable law. The Committee may also grant Awards to individuals in connection with hiring, retention or otherwise, prior to the date that such individuals first perform services for the Company or an Affiliate, provided that the grant of such Awards shall be conditioned upon such individuals actually commencing the performance of such services.

8.3 Stock Options. The Committee may from time to time grant Awards of incentive stock options or nonstatutory stock options to Eligible Service Providers, provided, however, that Awards of incentive stock options shall be limited to employees of the Company or of any current or hereafter existing “parent corporation” or “subsidiary corporation,” as defined in Sections 424(e) and (f) of the Code, respectively, of the Company and any other Eligible Service Providers who are eligible to receive incentive stock options under the provisions of Section 422 of the Code. All stock options (other than stock options subject to awards that are assumed, converted or substituted under the Plan as a result of the Company’s acquisition of another company (including by way of merger, combination or similar transaction) (“Acquisition Awards”)) must have an exercise price at least equal to the Fair Market Value of a share of Common Stock on the Grant Date (or, in the case of incentive stock options granted to a ten percent (10%) stockholder of the Company, at least 110% of the Fair Market Value of a share of Common Stock on the Grant Date). No stock option shall be an incentive stock option unless so designated by the Committee at the time of grant or in the Grant Agreement evidencing such stock option, and unless it otherwise meets the requirements of Section 422 of the Code.

8.4 Stock Appreciation Rights. The Committee may from time to time grant Awards of SARs to Eligible Service Providers. A SAR entitles the grantee to receive, subject to the provisions of the Plan and the Grant Agreement, a payment having an aggregate value equal to the product of (1) the excess of (A) the Fair Market Value on the exercise date of one share of Common Stock, over (B) the base price per share specified in the Grant Agreement, multiplied by (2) the number of shares of Common Stock specified by the SAR, or portion thereof, which is exercised. The base price per share specified in the Grant Agreement shall not be less than the Fair Market Value of a share of Common Stock on the Grant Date (other than in the case of the base price of Acquisition Awards). Payment by the Company of the amount receivable upon any exercise of a SAR may be made by the delivery of Common Stock or cash, or any combination of Common Stock and cash, as determined in the sole discretion of the Committee. If upon settlement of the exercise of a SAR a grantee is to receive a portion of such payment in shares of Common Stock, the number of shares shall be determined by dividing such portion by the Fair Market Value of a share of Common Stock on the exercise date. No fractional shares shall be used for such payment and the Committee shall determine whether cash shall be given in lieu of such fractional shares or whether such fractional shares shall be eliminated.

8.5 Stock Awards. The Committee may from time to time grant restricted or unrestricted stock Awards to Eligible Service Providers in such amounts, on such terms and conditions, and for such consideration, including no consideration or such minimum consideration as may be required by law, as it shall determine.

8.6 Phantom Stock. The Committee may from time to time grant Awards to Eligible Service Providers denominated in stock-equivalent units (referred to as “phantom stock,” “phantom stock units,” “Restricted Stock Units,” and “Stock Units”) in such amounts and on such terms and conditions as it shall determine. Stock-equivalent units granted to a Participant shall be credited to a bookkeeping reserve account solely for accounting purposes and shall not require a segregation of any of the Company’s assets. An Award of stock-equivalent units may be settled in Common Stock, in cash, or in a combination of Common Stock and cash, as determined in the sole discretion of the Committee. Except as otherwise provided in the applicable Grant Agreement, the grantee shall not have the rights of a stockholder with respect to any shares of Common Stock represented by a stock-equivalent unit solely as a result of the grant of a stock-equivalent unit to the grantee.

8.7 Performance Awards.

8.7.1 General. The Committee may, in its discretion, grant performance Awards which become vested or payable on account of attainment of one or more objective and/or subjective performance goals during a specified period as established by the Committee. Performance Awards may be paid by the delivery of Common Stock or cash, or any combination of Common Stock and cash, as determined in the sole discretion of the Committee. The performance period shall be determined by the Committee, in its sole discretion. For the avoidance of doubt, the performance period may be less than 12 months.

8.7.2 Performance-Based Compensation under Code Section 162(m). Without limiting the generality of the foregoing, performance goals established by the Committee relating to performance awards designated as “performance-based compensation” within the meaning of Code Section 162(m) shall be based on objectively determinable performance goals selected by the Committee that apply to an Eligible Service Provider or group of Eligible Service Providers, a business unit, or the Company or an Affiliate as a whole, over such performance period as the Committee may designate. For Awards intended to be “performance-based compensation,” the grant of the performance Awards and the establishment of the performance measures shall be made during the period required under Code Section 162(m) and in accordance with Code Section 409A to the extent applicable. The performance goals that apply to Awards intended to be “performance-based compensation” shall be based on one or more of the following criteria: earnings before interest, taxes, depreciation and amortization; earnings before interest and taxes; stock price; earnings per share; diluted earnings per share; earnings or loss per share before stock option expense; net earnings; operating or other earnings; profits; gross revenues; net revenues; cash flow; net cash flow or cash flow per share (in each case, before or after dividends); return on investment; cash balances; improvement in cash balances; operating income; operating expenses or reduction; improvement in or attainment of expense levels or working capital levels; gross income; net income or loss (before or after taxes or before or after allocation of corporate or segment overhead or bonus or other incentive compensation); return on capital (including return on total capital); gross margin; operating margin; working capital; revenue growth; annual recurring revenues; recurring revenues; segment or product revenues; debt reduction; economic value added; financial ratios (including those measuring liquidity, activity, profitability or leverage); return on assets or net assets; stockholder return; stockholder return ratios or comparisons with various stock market indices; return on equity; growth in assets; market share; appreciation in and/or maintenance of the price of the Company’s shares of common stock or any other publicly traded securities of the Company; economic value-added models; strategic business criteria consisting of one or more objectives based on meeting operating efficiencies, client satisfaction, regulatory achievements, specified revenue goals, market share or penetration goals, geographic business expansion goals, or goals relating to acquisitions, divestitures, strategic partnerships or co-development or co-marketing arrangements; specified objectives with regard to bank debt or other long-term or short-term public or private debt or other similar financial obligations, which may be calculated net of or adjusted for cash balances and/or other offsets or charges; sales of securities; the implementation, completion or attainment of measurable objectives with respect to development, commercialization, research, products, services or the recruiting or maintaining of management or other personnel, in each case, as may be established by the Committee in its sole discretion. Such performance goals also may be based by reference to the Company’s performance as a whole or the performance of one or more subsidiaries, divisions, business segments, practice groups, business units or geographic regions of the Company, and/or upon a comparison with performance of an industry, one or more peer groups or other groups of companies, prior performance periods, or other measures selected or defined by the Committee within the parameters of Code Section 162(m). With respect to performance goals consisting of financial metrics, such goals may be determined in accordance with United States Generally Accepted Accounting Principles (“GAAP”), in accordance with accounting principles established by the International Accounting Standards Board (“IASB Principles”), or may be adjusted when established to exclude any items otherwise includable under GAAP or under IASB Principles or include any items otherwise excludable under GAAP or under IASB principles. At any time prior to the final determination of the performance Awards, the Committee may adjust the performance goals and Awards for Participants to the extent that the Committee deems appropriate considering the requirements of Code Section 162(m), provided that if a performance Award is intended to qualify for the “performance-based compensation” exemption under Code Section 162(m), the Committee shall be precluded from increasing the amount of compensation payable under the terms of such performance Award (but may decrease the amount of compensation payable in its sole discretion). Upon completion of a performance period, the Committee shall determine whether the performance goals have been met and certify in writing to the extent that such goals have been satisfied. To the extent permitted under Code Section 162(m), the Committee may, in its sole discretion, also exclude, or adjust to reflect, the impact of an event or occurrence that the Committee determines should be appropriately excluded or adjusted, including: (a) restructurings, discontinued operations, extraordinary items or events, and other unusual, infrequently occurring or non-recurring charges; (b) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management; (c) goodwill impairment charges or fair value adjustments for contingent consideration; (d) a change in tax law or accounting standards required by generally accepted accounting principles; or (e) any other recurring or non-recurring items as the Committee, in its sole discretion, shall determine.

8.8 Other Stock-Based Awards. The Committee may from time to time grant other stock-based Awards to Eligible Service Providers in such amounts, on such terms and conditions, and for such consideration, including no consideration or such minimum consideration as may be required by law, as it shall determine. Other stock-based Awards may be denominated in cash, in Common Stock or other securities, in stock-equivalent units, in stock appreciation units, in securities or debentures convertible into Common Stock, or in any combination of the foregoing and may be paid in Common Stock or other securities, in cash, or in a combination of Common Stock or other securities and cash, all as determined in the sole discretion of the Committee.

8.9 Cash-Based Awards. The Committee may from time to time grant cash-based Awards to Eligible Service Providers in such amounts, on such terms and conditions, and for such consideration, including no consideration or such minimum consideration as may be required by law, as it shall determine. Cash-based Awards shall be credited to a bookkeeping reserve account solely for accounting purposes and shall not require a segregation of any of the Company’s assets, and shall be payable in cash. The maximum aggregate amount payable with respect to cash-based Awards to an Eligible Service Provider in a calendar year under Sections 8.7 and 8.9 of this Plan, which are intended to qualify as “performance-based compensation” under Code Section 162(m), shall not exceed $15.0 million.

8.10 Prohibition on Reloads, Repricings, Replacements and Cancellations. The Plan does not permit the automatic reload of stock options once they are exercised. Other than pursuant to Sections 9.2 through 9.4 of the Plan, the Committee shall not, without the approval of the Company’s stockholders (a) lower the exercise price per share or base price per share of a stock option or SAR after it is granted, (b) cancel a stock option or SAR when the exercise price per share or base price per share exceeds the Fair Market Value per share or exchange such stock option or SAR for cash or another Award, or (c) take any other action with respect to a stock option or SAR that would be treated as a repricing under the rules and regulations of the principal U.S. securities exchange on which the shares of Common Stock are then listed.

8.11 Dividends and Dividend Equivalents on Awards. Notwithstanding anything in the Plan to the contrary, cash, stock and any other property declared as a dividend or a dividend equivalent with respect to any Award shall be accumulated and shall be subject to restrictions and risks of forfeiture to the same extent as the applicable Award with respect to which such cash, stock or other property dividend or dividend equivalent has been declared, and such cash, stock or other property dividend or dividend equivalent shall be distributed or paid at the time such applicable restrictions or risks of forfeiture shall lapse.

ARTICLE IX

SHARE RESERVE AND ADJUSTMENTS

9.1 Shares.

9.1.1 Available Shares. Subject to the other provisions of the Plan, the number of shares of Common Stock that may be issued with respect to Awards granted under the Plan, consisting of the sum of the following, subject to adjustments as provided in Sections 9.2 and 9.3 of the Plan: (i) 559,549 shares of Common Stock available for issuance and not subject to outstanding awards under the Plan as of March 25, 2025 (the “Board Approval Date”); (ii) 676,000 additional shares of Common Stock; plus (iii) any additional shares of Common Stock subject to outstanding awards under the Plan, the FTI Consulting, Inc. 2009 Omnibus Incentive Compensation Plan, as amended and restated effective as of June 3, 2015 (the “2009 Plan”), and the FTI Consulting, Inc. 2006 Global Long-Term Incentive Plan, as amended and restated effective May 14, 2008, as amended from time to time (the “2006 Plan”), that may be forfeited, canceled, surrendered, cash-settled, tendered or withheld, from time to time, and returned to the Company, after the Board Approval Date. The Company shall reserve such number of shares for Awards under the Plan, subject to adjustments as provided in Sections 9.2 and 9.3 of the Plan. The shares of Common Stock issued pursuant to the Plan may come from authorized and unissued shares, treasury shares or shares purchased by the Company in the open market. The maximum number of shares of Common Stock that may be subject to the awards of “incentive stock options” (within the meaning of Code Section 422) under the Plan following the Board Approval Date is 1,235,549. Immediately following the Board Approval Date, if any Award, or portion of an Award, under the Plan expires or terminates unexercised, becomes unexercisable, is settled in cash without delivery of shares of Common Stock, is forfeited or otherwise terminated, surrendered or canceled as to any shares, if any shares of Common Stock are repurchased by or surrendered to the Company in connection with any Award, or if any shares are tendered or withheld by the Company in connection with the exercise, payment of purchase price or the withholding of taxes with respect to an Award, the shares subject to such Award and the repurchased, surrendered, tendered and withheld shares shall thereafter be available for further Awards under the Plan, provided, however, that any such shares that are repurchased by the Company in connection with any Award or that are otherwise forfeited, surrendered or withheld after issuance shall not be available for purchase pursuant to incentive stock options intended to qualify under Code Section 422.

9.1.2 Share Limits. Subject to adjustments as provided in Sections 9.2 and 9.3 of the Plan, the maximum number of shares of Common Stock subject to Awards granted during any calendar year to any one individual under the Plan shall be limited to 350,000 shares of Common Stock per type of Award. Such per-individual limit shall not be adjusted to effect a restoration of shares of Common Stock with respect to which the related Award is terminated, surrendered or canceled.

9.1.3 Non-Employee Directors’ Compensation. The aggregate grant date fair value (computed as of the applicable Grant Date) of total compensation (consisting of cash retainers and other cash compensation, as well as Awards granted under the Plan) to any Eligible Service Provider that is a non-employee director in any calendar year in respect of such director’s service as a member of the Board or any committee of the Board during such year shall not exceed $750,000. The Board may make exceptions to the limit for a non-executive chair of the Board (or, in extraordinary circumstances for an individual non-employee director, as the Board may determine in its sole discretion, provided that the non-employee director receiving such additional compensation may not participate in the decision to award such compensation).

9.2 Changes in Capital Structure. In the event of a stock dividend, extraordinary dividend, or stock split or reverse stock split affecting the Common Stock, (A) the maximum number of shares of such Common Stock as to which Awards may be granted under the Plan, in the aggregate and with respect to any type of Award, and the maximum number of shares with respect to which Awards may be granted during any one calendar year to any individual, as provided in Section 9.1 of the Plan, and (B) the number of shares covered by and other terms of outstanding Awards shall be adjusted by the Committee to reflect such event. The Committee may make adjustments, in its discretion, to address the treatment of fractional shares and fractional cents that arise with respect to outstanding Awards as a result of the stock dividend, extraordinary dividend, stock split or reverse stock split. The Company will not issue fractional shares of Common Stock.

9.3 Other Transactions Affecting the Common Stock. Except with respect to the transactions set forth in Section 9.2, in the event of any change affecting the Common Stock, the Company or its capitalization, by reason of a spin-off, stock distribution, or reclassification, combination or exchange of shares, merger, consolidation, recapitalization or any other corporate event affecting the Common Stock or the share price of the Common Stock, other than (subject to Section 9.4) any such change that is part of a transaction resulting in a Change in Control of the Company, the Committee, without the consent of the holders of the Awards, shall make (A) appropriate adjustments to the maximum number and kind of shares reserved for issuance or with respect to which Awards may be granted under the Plan, in the aggregate, with respect to any type of Award, and with respect to any individual during any one calendar year, as provided in Section 9.1 of the Plan; and (B) appropriate adjustments in outstanding Awards, including, but not limited to, modifying the number, kind and price of securities subject to Awards. The terms and conditions of the Plan will apply with equal force to any additional and/or substitute securities or other property (including cash) received by a Participant in exchange for, or by virtue of such Participant having been credited with, an Award, whether such additional and/or substitute securities or other property are received as a result of any spin-off, stock distribution, reclassification, combination or exchange of shares, merger, consolidation, recapitalization or any other corporate event not resulting in a Change in Control affecting the Common Stock or the share price of the Common Stock. The Committee shall make such equitable adjustments, if any, with respect to Key Employee Accounts (including, without limitation, adjusting the number of Restricted Stock Units or Stock Units credited thereto and/or the kind of securities represented thereby), as the Committee may deem necessary or appropriate to prevent dilution or enlargement of the benefits or potential benefits intended to be made available thereunder and to reflect any spin-off, stock split-up, stock distribution, extraordinary dividend or other reclassification of the Common Stock of the Company, combination or exchange of shares, merger, consolidation, recapitalization or any other corporate event affecting the Common Stock or the share price of the Common Stock.

9.4 Change in Control Transactions. In the event of a Change in Control of the Company, a Participant’s unvested Awards shall not vest automatically and a Participant’s Awards shall be treated in accordance with one or more of the following methods as determined by the Committee:

(a)

Awards, whether or not then vested, shall be continued, assumed, or have new rights substituted therefor, as determined by the Committee on a basis at least as beneficial to the Participant as under the original award agreement and in a manner consistent with the requirements of Section 409A of the Code and Treasury Regulation Section 1.424-1 (and any amendments thereto), and the vesting conditions and restrictions to which any Award granted on or after the Effective Date and prior to the Change in Control are subject shall not automatically lapse upon the Change in Control (although the Committee shall have the discretion to convert any performance-based vesting conditions into time-based vesting conditions to take effect following the Change in Control). Notwithstanding the foregoing, in the event that, within two years following the Change in Control (or such shorter period as determined by the Committee in its sole discretion), the Participant’s service with the Company and its Affiliates is involuntarily terminated by the Company or any of its Affiliates for any reason other than for “Cause” (as defined below) and other than as a result of death or Disability, or by the Participant for “good reason” (within the meaning of such term or term or concept of like import under any employment agreement by and between the Employer and the Participant in effect at the time of the Change in Control, or if no such agreement exists, or no such term is contained in any such agreement, then the concept of “good reason” shall be inapplicable under this Section 9.4(a) unless otherwise determined by the Committee in its sole discretion), all outstanding Awards granted to such Participant which have not theretofore vested shall immediately vest and become exercisable and all restrictions on such Awards shall immediately lapse.

(b)

To the extent that Awards will not be continued, assumed, or have new rights substituted therefor in connection with a Change in Control, the Committee, in its sole discretion, may provide for the purchase of any Awards by the Company or an Affiliate for an amount of cash equal to the excess (if any) of the “Change in Control Price” (as defined below) of the shares of Common Stock covered by such Awards, over the aggregate exercise price (if any) of such Awards. For purposes hereof, “Change in Control Price” shall mean the highest price per share of Common Stock paid in any transaction related to a Change in Control of the Company. In addition, the Committee may, in its sole discretion, terminate all outstanding and unexercised Awards that provide for a Participant-elected exercise, effective as of the date of the Change in Control, by delivering notice of termination to each Participant at least twenty (20) days prior to the date of consummation of the Change in Control, in which case during the period from the date on which such notice of termination is delivered to the consummation of the Change in Control, each such Participant shall have the right to exercise in full all of such Participant’s Awards that are then outstanding (without regard to any limitations on exercisability otherwise contained in the award agreements), but any such exercise shall be contingent on the occurrence of the Change in Control, and, provided that, if the Change in Control does not take place within a specified period after giving such notice for any reason whatsoever, the notice and exercise pursuant thereto shall be null and void.

(c)

The term “Cause” shall have the meaning assigned to such term under the Eligible Service Provider’s employment or service agreement, and if not defined therein, the term “Cause” shall mean the following events of termination, unless otherwise determined by the Committee:

(i)	the Eligible Service Provider is convicted of or pleads nolo contendere to a felony;

(ii)

the Eligible Service Provider commits an act or omission involving material dishonesty with respect to the Company or any of its respective employees, customers or Affiliates, as reasonably determined by the Committee;

(iii)

the Eligible Service Provider willfully fails or refuses to carry out the material responsibilities of such Eligible Service Provider’s Service to the Company pursuant to his or her employment or service agreement or other material agreement with the Company or an Affiliate, as reasonably determined by the Committee;

(iv)

the Eligible Service Provider engages in gross negligence, willful misconduct, or a pattern of behavior which has had or is reasonably likely to have a significant adverse effect on the Company, as reasonably determined by the Committee;

(v)

the Eligible Service Provider engages in any act or omission which is in material violation of the FTI Consulting, Inc. Policy on Ethics and Business Conduct, Acceptable Use Policy or Policy on Inside Information and Insider Trading, or any other policy governing the behavior of employees of the Company; or

(vi)

the Eligible Service Provider commits a breach of the Eligible Service Provider’s material obligations under his or her employment or service agreement or other material agreement with the Company or an Affiliate, as reasonably determined by the Committee.

9.5 Unusual or Nonrecurring Events. The Committee shall make, in its discretion, and without the consent of holders of Awards, and subject to applicable limitations under the Plan (including, without limitations, the prohibition against repricings and the prohibition of exercising positive discretion with respect to Awards intended to be “performance-based compensation” under Code Section 162(m)), adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events affecting the Company, or the financial statements of the Company or any Affiliate, or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or reduction or enlargement of the benefits or potential benefits intended to be made available under the Plan.

ARTICLE X

COMPLIANCE WITH OTHER LAWS AND REGULATIONS

The Plan, the grant of Awards, and the issuance and delivery of shares of Common Stock hereunder shall be subject to all applicable federal and state laws, rules, and regulations and to such approvals by such governmental or regulatory agency or national securities exchange as may be required. The Company shall not be required to issue any shares of Common Stock if the issuance of such shares shall constitute a violation of any provisions of any law or regulation of any governmental authority or national securities exchange. If at any time the Committee determines that the delivery of Common Stock under the Plan is or may be unlawful under the laws of any applicable jurisdiction, or federal, state or foreign securities laws, the right to exercise an Award or receive shares of Common Stock pursuant to an Award shall be suspended until the Committee determines that such delivery is lawful. The Company shall have no obligation to effect any registration or qualification of the Common Stock under federal, state, local or foreign laws. A Participant shall be required to supply the Company with any certificates, representations and information that the Company requests and otherwise cooperate with the Company in obtaining any listing, registration, qualification, exemption, consent or approval that the Company deems necessary or appropriate. To the extent applicable, Awards under the Plan are intended to satisfy the requirements of Rule 16b-3 under the Exchange Act. If any provision of the Plan or any grant of an Award would otherwise conflict with this intent, that provision will be interpreted and deemed amended so as to avoid conflict. No Participant will be entitled to a grant, exercise, transfer or payment of any Award if the grant, exercise, transfer or payment would violate the provisions of the Sarbanes-Oxley Act of 2002, Dodd-Frank Wall Street Reform and Consumer Protection Act or any other applicable law. The Committee may take such actions as it deems appropriate to ensure that the Plan and Awards hereunder may comply with any tax, securities or applicable law. Nothing herein shall restrict the Committee’s ability to exercise its discretionary authority as provided in the Plan. Any determination in this connection by the Committee shall be final, binding, and conclusive.

ARTICLE XI

MODIFICATION AND TERMINATION

11.1 General Provisions. The Board may terminate, amend or modify the Plan or any portion hereof at any time, provided, however, that without the approval of the Company’s stockholders, no such amendment or modification shall be made that (i) would increase the total number of shares of Common Stock that may be granted under the Plan, in the aggregate, (ii) increase any limitations set with respect to any type of Award, or with respect to any Eligible Service Provider during any one calendar year, as provided in Sections 8.9 or 9.1 of the Plan, except as provided in Sections 9.2 through 9.4, of the Plan, (iii) reduce the minimum stock option price or SAR base price, as applicable, set forth in Sections 8.3 or 8.4 of the Plan or (iv) is required to be submitted to stockholders of the Company for approval pursuant to applicable law or the rules and regulations of the Securities and Exchange Commission, the principal U.S. securities exchange on which shares of the Company’s Common Stock are then traded, or any other governmental or regulatory authority (including any other securities exchange) to which the Company is subject or on which the Company’s equity securities are then listed. Furthermore, except as provided in Sections 9.2 through 9.4, in no event may the terms of previously granted stock options or SARs be amended or modified, without the consent to stockholders, to (a) lower the exercise price per share or base price per share of a stock option or SAR after it is granted, (b) cancel a stock option or SAR when the exercise price per share or base price per share exceeds the Fair Market Value per share or exchange such stock option or SAR for cash or another Award, or (c) take any other action with respect to a stock option or SAR that would be treated as a repricing under the rules and regulations of the principal U.S. securities exchange on which the shares of Common Stock are then listed.

Except as otherwise determined by the Board, termination of the Plan shall not affect the Committee’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination. Except as specifically provided otherwise in the Plan, no amendment, modification or termination of the Plan shall materially adversely affect the rights of a Participant that has been established prior to such amendment, modification or termination absent the written consent of the affected Participant. Notwithstanding the foregoing, any amendment or modification of the Plan may be made (including retroactively, if necessary) if the Board deems such amendment or modification necessary or proper to bring the Plan into conformity with any law or governmental regulation relating to the Plan or to prevent an amount deferred under the Plan from being subject to any federal, state or local tax prior to the distribution of such deferred amounts in accordance with the terms of the Plan. For the avoidance of doubt, the modifications and amendments set forth in this Plan shall not apply retroactively to outstanding Awards authorized by the Committee prior to the Effective Date, without the consent of the applicable Participant.

11.2 Tax Law Compliance. To the extent that any provision of the Plan or any Award, or action by the Board or Committee would subject any Participant to liability for interest or additional taxes under Code Section 409A(a)(1)(B), it will be deemed null and void, to the extent permitted by law and deemed advisable by the Board. It is intended that the Plan and Awards hereunder will comply with Code Section 409A to the extent applicable, and the Plan and such Awards shall be interpreted and construed on a basis consistent with such intent. The Plan or any Award hereunder may be amended in any respect deemed necessary (including retroactively) by the Board in order to preserve compliance with Code Section 409A. The preceding shall not be construed as a guarantee of any particular tax effect for Plan benefits or Awards.

11.3 Post-Change in Control. Following a Change in Control, no action shall be taken under the Plan that will cause any Award that has previously been determined to be (or is determined to be) subject to Code Section 409A to fail to comply in any respect with Code Section 409A without the written consent of the Participant.

11.4 Awards in Foreign Countries. The Committee has the authority to grant Awards to Eligible Service Providers who are foreign nationals or employed outside the United States on any different terms and conditions than those specified in the Plan that the Committee, in its discretion, believes to be necessary or desirable to accommodate differences in applicable law, tax policy or custom, or to qualify for preferred tax treatment under foreign tax laws or otherwise complying with the regulatory requirements of local or foreign jurisdictions, while furthering the purposes of the Plan. The Committee may also establish or approve any sub-plans to the Plan as it believes to be necessary or appropriate for these purposes without altering the terms of the Plan in effect for other Participants, provided, however, that the Committee may not make any sub-plan that (a) increases the limitations contained in Section 9.1, (b) increases the number of shares available under the Plan, as set forth in Section 9.1, or (c) causes the Plan to cease to satisfy any conditions under Rule 16b-3 under the Exchange Act. Subject to the foregoing, the Committee may amend, modify, administer or terminate such sub-plans, and prescribe, amend and rescind rules and regulations relating to such sub-plans at any time. The Committee may delegate the authority to approve sub-plans to comply with and administer such plans under the laws of jurisdictions outside the U.S. to a committee composed of executive officers, provided that such committee of executive officers shall have no power and authority to grant, award, approve, authorize and set the terms of any equity awards under this Plan.

ARTICLE XII

MISCELLANEOUS

12.1 Taxes and Withholding. As a condition to any payment or distribution pursuant to the Plan, the Company may require a Participant to pay such sum to the Company as may be necessary to discharge its obligations with respect to any taxes, assessments or other governmental charges imposed on property or income received by the Participant thereunder. The Company may deduct or withhold such sum from any payment or distribution to the Participant. For each calendar year in which a Participant receives an Award in connection with the deferral of compensation, the Employer shall withhold from that portion of the Participant’s compensation that is not being deferred, in a manner determined by the Employer, the Participant’s share of FICA and other employment taxes due, provided, however, that the Committee may reduce the applicable amount deferred if necessary to comply with applicable withholding requirements.

12.2 Substitution of Awards in Mergers and Acquisitions. Awards may be granted under the Plan from time to time in substitution for awards held by employees, officers, consultants or directors of entities who become or are about to become employees, officers, consultants or directors of the Company or any of its Affiliates as a result of a merger or consolidation of the employing entity with the Company or any of its Affiliates, or the acquisition by the Company or any of its Affiliates of the assets or stock of the employing entity. The terms and conditions of any substitute Awards so granted may vary from the terms and conditions set forth herein to the extent that the Committee deems appropriate at the time of grant to conform the substitute Awards to the provisions of the awards for which they are substituted. Shares subject to Acquisition Awards will not count against the number of available shares under the Plan. Available shares under a stockholder-approved plan of an acquired company (as appropriately adjusted to reflect the transaction) may be used for Awards under the Plan and shall not reduce the number of available shares under the Plan, subject to the applicable requirements of the primary U.S. securities exchange upon which shares of Common Stock of the Company are then listed.

12.3 No Right to Continued Employment. Nothing in the Plan or in any Grant Agreement shall confer any right on an Eligible Service Provider to continue in the service of the Company or shall interfere in any way with the right of the Company to terminate such service at any time with or without cause or notice and whether or not such termination results in any adverse effect on the Eligible Service Provider’s interests under the Plan. The Plan shall not be deemed to create or confer on any Eligible Service Provider any right to be retained in the employment or service of the Employer, nor to create or confer on any Eligible Service Provider the right to receive an Award with respect to any future period of service with the Employer. The terms and conditions of an Eligible Service Provider’s employment or service with the Employer shall be governed by arrangements entered into independently of the Plan.

12.4 Unfunded Status of the Plan. Neither the Plan nor any Award hereunder shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other person. To the extent that any Participant or other person acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any general unsecured creditor of the Company. Nothing contained in the Plan shall constitute a guaranty by the Company or any other person or entity that the assets of the Company will be sufficient to pay any benefit hereunder.

12.5 Governing Law. The validity, construction and effect of the Plan, of Grant Agreements entered into pursuant to the Plan, and of any rules, regulations, determinations or decisions made by the Committee relating to the Plan or such Grant Agreements, and the rights of any and all persons having or claiming to have any interest herein or hereunder, shall be determined exclusively in accordance with applicable federal laws and the laws of the State of Maryland, without regard to its conflict of laws principles.

12.6 Nontransferability and Pledging. No Award or interest of any person or entity in, or right to receive a distribution under, the Plan shall be subject in any manner to sale, transfer, assignment, hedge, pledge, attachment, garnishment or other alienation or encumbrance of any kind, other than by will or by the laws of descent and distribution; nor may such Award, interest or right to receive a distribution be taken, either voluntarily or involuntarily for the satisfaction of the debts of, or other obligations or claims against, such person or entity, including claims for alimony, support, separate maintenance and claims in bankruptcy proceeding, except as otherwise determined by the Committee with respect to Eligible Service Providers who are not executive officers or non-employee directors of the Company.

12.7 Right to Offset. Notwithstanding any provisions of the Plan to the contrary, the Company may offset amounts to be paid to a Participant (or, in the event of the Participant’s death, to the Participant’s beneficiary or estate) under the Plan against any amounts that such Participant may owe to the Company, except that no such offset shall be permitted to the extent that such an offset would result in adverse tax consequences to the Participant under Code Section 409A.

12.8 Availability of Rights. All rights with respect to an Award or an Account, including Restricted Stock Units or Stock Units credited thereto, will be available during the Participant’s lifetime only to the Participant or the Participant’s legally authorized guardian or personal representative. The Committee may, in its discretion, require a Participant’s guardian or personal representative to supply it with evidence that the Committee deems necessary to establish the authority of the guardian or personal representative to act on behalf of the Participant.

12.9 Severability. If any provision of the Plan or any Award is determined to be invalid, illegal or unenforceable, or as to any Eligible Service Provider or Award, or would disqualify the Plan or any Award, such provision shall be construed or deemed amended to conform to applicable laws, or, if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such Eligible Service Provider or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.

12.10 Share Certificates. All certificates for shares of Common Stock delivered under the Plan pursuant to any Award shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which such shares are then listed, and any applicable federal or state securities laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions. To the extent that the Committee provides for the issuance of Common Stock, the issuance may be affected on a non-certificated basis, subject to applicable law or the applicable rules of any applicable stock exchange.

12.11 Fractional Shares. No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional shares, or whether such fractional shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

12.12 Treatment for Other Compensation Purposes. Payments and other benefits received by a Participant pursuant to an Award shall not be deemed part of a Participant’s regular, recurring compensation for purposes of any termination, indemnity or severance pay laws and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement provided by the Company, unless expressly so provided by such other plan, contract or arrangement.

12.13 Code Section 83(b) Elections. The Company, any of its Affiliates and the Committee have no responsibility for any election, attempt to elect or failure to elect to include the value of a restricted stock Award or other Award subject to Code Section 83 in the gross income of a Participant for the year of payment pursuant to Code Section 83(b). Any Participant who makes an election pursuant to Code Section 83(b) will promptly provide the Committee with a copy of the executed election form.

12.14 No Obligation to Exercise Awards; No Right to Notice of Expiration Date. The grant of an Award of a stock option or SAR will impose no obligation upon the Participant to exercise the Award. The Company, its Affiliates and the Committee have no obligation to inform a Participant of the date on which any Award lapses.

12.15 Furnishing Information. A Participant will cooperate with the Committee by furnishing any and all information requested by the Committee and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder, including but not limited to taking such physical examinations as the Committee may deem necessary.

12.16 Headings. Section headings are used in this Plan for convenience of reference only and shall not affect the meaning of any provision of the Plan.

12.17 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein will also include the feminine, and the plural will include the singular and the singular will include the plural.

12.18 Effective Date. The Plan was adopted by the Board on March 28, 2017, subject to approval by the Company’s stockholders. The Plan shall be effective as of June 7, 2017 (the “Effective Date”), subject to stockholder approval. No Award shall be granted under the Plan after the tenth anniversary of the Effective Date, except that no incentive stock option shall be granted under the Plan after the date that is ten years following the date of the Board’s adoption of the Plan. Subject to other applicable provisions of the Plan, all Awards made under the Plan prior to such termination of the Plan shall remain in effect until such Awards have been satisfied or terminated in accordance with the Plan and the terms of such Awards.

12.19 Effect on Other Plans. Following the Effective Date, no further awards and grants shall be made under the 2009 Plan but awards outstanding under the 2009 Plan and the 2006 Plan as of the Effective Date shall continue to remain outstanding in accordance with the terms and conditions of the applicable plan. Nothing contained in the Plan shall be deemed to preclude other compensation or equity plans that may be in effect from time to time or be construed to limit the authority of the Company to exercise its corporate rights and powers.

12.20 Company Recoupment of Awards. A Participant’s rights with respect to any Award hereunder shall in all events be subject to (i) any right that the Company may have under any Company recoupment policy or other agreement or arrangement with a Participant, or (ii) any right or obligation that the Company may have regarding the claw back of “incentive-based compensation” under Section 10D of the Exchange Act and any applicable rules and regulations promulgated thereunder from time to time by the U.S. Securities and Exchange Commission.

12.21 Amendment Effective Date. An amendment to the Plan was adopted by the Board on the Board Approval Date and, subject to the approval of the Company’s stockholders, will become effective as of June 4, 2025 (the “Amendment Effective Date”). Notwithstanding anything in the Plan to the contrary, no Award shall be granted under the Plan after the tenth anniversary of the Amendment Effective Date, except that no incentive stock option shall be granted under the Plan after March 24, 2035. Subject to other applicable provisions of the Plan, Awards made under the Plan prior to such termination of the Plan shall remain in effect until such Awards have been satisfied or terminated in accordance with the Plan and the terms of such Awards.

ARTICLE XIII

CLAIMS PROCEDURES

13.1 Initial Claims. In the event that a dispute arises over any payment under the Plan and the payment is not paid or delivered to the Participant (or to the Participant’s estate in the case of the Participant’s death), the claimant of such payment must file a written claim with the Committee within 60 days from the date payment or delivery is refused. The Committee shall review the written claim and, if the claim is denied in whole or in part, shall provide, in writing and within 90 days of receipt of such claim, the specific reasons for such denial and reference to the provisions of the Plan (or, if applicable, the FTI Consulting, Inc. Non-Employee Director Compensation Plan) upon which the denial is based and any additional material or information necessary to perfect the claim. Such written notice shall further indicate the steps to be taken by the claimant if a further review of the claim denial is desired.

13.2 Appeals. If the claimant desires a second review, such claimant shall notify the Committee in writing within 60 days of the first claim denial. The claimant may review the Plan or any documents relating thereto and submit any written issues and comments that the claimant may deem appropriate. In its discretion, the Committee shall then review the second claim and provide a written decision within 60 days of receipt of such claim. This decision shall likewise state the specific reasons for the decision and shall include reference to specific provisions of the Plan (or, if applicable, the FTI Consulting, Inc. Non-Employee Director Compensation Plan) upon which the decision is based.